UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2020

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On October 19, 2020, ImmunoGen, Inc. (also referred to as “we”, “our”, “us”, or “ImmunoGen”) and Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. (“Huadong”), a subsidiary of Huadong Medicine Co., Ltd., entered into a Collaboration and License Agreement (the “License Agreement”), pursuant to which we granted Huadong the exclusive right to develop and commercialize mirvetuximab soravtansine (the “Licensed Product”) in the People’s Republic of China, Hong Kong, Macau, and Taiwan (collectively, “Greater China”). ImmunoGen will retain exclusive rights to the Licensed Product outside of Greater China.

Under the terms of the License Agreement, we are entitled to receive a non-refundable $40 million upfront payment and up to $265 million in milestone payments upon achievement of certain development and regulatory objectives in the US and in Greater China and for the achievement of certain annual net sales levels of the Licensed Product in Greater China. In addition, Huadong will be obligated to pay ImmunoGen tiered percentage royalties ranging from low double digits to high teens as a percentage of commercial sales of the Licensed Product by Huadong in Greater China, subject to adjustment in specified circumstances. Huadong will be responsible for costs related to the development of the Licensed Product in Greater China.

Pursuant to the terms of the License Agreement, Huadong will be responsible for conducting all development and commercialization activities in Greater China related to the Licensed Product except in limited circumstances. In addition, under the License Agreement, each party has granted the other party specified intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the License Agreement. Unless otherwise agreed to by the parties, Huadong will not conduct or otherwise participate in the development or commercialization of any product that specifically binds to folate receptor-alpha, other than the Licensed Product, in Greater China. In addition, ImmunoGen has granted Huadong a right of first negotiation if in the future ImmunoGen determines to enter into an agreement to grant a third party rights in Greater China to develop or commercialize a product, other than the Licensed Product, that specifically binds to folate receptor-alpha.

The License Agreement may be terminated by either party for a material breach by the other, subject to notice and cure provisions, or in the event of the other party’s insolvency. Unless earlier terminated, the License Agreement will continue in effect until the expiration of Huadong’s royalty obligations, which are determined on a country-by-country basis within Greater China. Huadong may terminate the License Agreement in its entirety for convenience by providing 12 months’ written notice to ImmunoGen prior to receipt of regulatory approval in Greater China and 18 months’ notice thereafter. In addition, ImmunoGen may terminate the License Agreement under specified circumstances if Huadong challenges ImmunoGen’s patent rights or if, following regulatory approval of the Licensed Product in the U.S. or E.U., Huadong fails to conduct any material development or commercialization activities with respect to the Licensed Product for a specified period of time, subject to certain specified exceptions.

We have made customary representations and warranties, and have agreed to customary covenants, including, without limitation, indemnification, for transactions of this type.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2020.

Item 7.01 – Regulation FD Disclosure.

On October 19, 2020, the Company issued a press release announcing it entered into the Collaboration and License Agreement, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 – Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of ImmunoGen, Inc. dated October 19, 2020

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: October 19, 2020	/s/ David G. Foster

David G. Foster
Vice President, Finance